Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Date:	May 8, 2008

Contact:	Brian Tanner	or	Joel Matsunaga
	Investor Relations		Media Relations
	(808) 546-3442		(808) 546-3877

Hawaiian Telcom Names Eric Yeaman President and
Chief Executive Officer and Member of the Board of Directors

Walter A. Dods, Jr. named Chairman of the Board of Directors

Robert F. Reich named Chief Financial Officer

Alan M. Oshima appointed Senior Advisor and Member of the Board of Directors

HONOLULU, May 8, 2008 – Hawaiian Telcom Communications, Inc. (Hawaiian Telcom) announced today that Eric K. Yeaman has been named President and Chief Executive Officer of the company, succeeding Stephen F. Cooper.  Mr. Yeaman has also been appointed to the Board of Directors.  Walter A. Dods, Jr., who has served on the Board since May 2005, has been named non-executive Chairman of the Board, succeeding Daniel F. Akerson.  In addition, Robert F. Reich, who has served as interim Chief Financial Officer since March 7, 2008, has been appointed the company’s Chief Financial Officer.  Hawaiian Telcom also announced that Alan M. Oshima has transitioned from his position as Senior Vice President and General Counsel to Senior Advisor to the company and a member of the Board.

Mr. Yeaman joins Hawaiian Telcom from Hawaiian Electric Company, Inc. (HECO), where he served as Senior Executive Vice President and Chief Operating Officer, responsible for the day-to-day leadership of the Oahu operations, energy solutions, public affairs, financial and administrative process areas.  Prior to that, Mr. Yeaman was the Chief Financial Officer of Hawaiian Electric Industries, Inc. (HEI), HECO’s parent company.  Mr. Yeaman was Chief Operating Officer and Chief Financial Officer for Kamehameha Schools prior to joining HEI.  Mr. Yeaman began his career at Arthur Andersen LLP in its Honolulu office.

Mr. Yeaman serves as a director of several boards including Bishop Holdings Corporation, Kamehameha Investment Corporation and Pauahi Management Corporation (wholly owned subsidiaries of Kamehameha Schools).  He is an active member of local community organizations, serving on numerous boards including the

Queen’s Health Systems, Hawaii Community Foundation, The Nature Conservancy of Hawaii and Hawaii Pacific University.

In 2004, Mr. Yeaman was the Financial Executive of the Year (Regional Award) sponsored by Robert Half International Inc. and the Institute of Management Accountants as well as one of Pacific Business News Top Forty Under 40.

Mr. Yeaman earned his bachelor of business administration degree in accounting from the University of Hawaii at Manoa and is a certified public accountant in the State of Hawaii.

“We are delighted to welcome Eric to Hawaiian Telcom,” said James A. Attwood, Jr., Global Head of the Telecommunications and Media Group at The Carlyle Group and board member of the company.  “Eric’s local knowledge and proven leadership and management skills will be great assets to the company as we continue to focus on customer service and operations.”

Mr. Attwood added, “We are grateful to Steve Cooper for his leadership of Hawaiian Telcom over the past several months and appreciate his commitment to ensuring a smooth transition.”

“I am pleased and honored to have the opportunity to lead Hawaiian Telcom,” said Mr. Yeaman.  “I look forward to working with Hawaiian Telcom’s exceptional employees and Board of Directors on the next chapter of the Company’s history.”

The company also announced that Walter A. Dods, Jr. will succeed Daniel F. Akerson as Chairman of the Board.  Mr. Dods currently serves as the Chairman of the Board of First Hawaiian Bank as well as on the boards of the following Hawaii businesses:  Alexander & Baldwin, Inc., and subsidiary Matson Navigation Company, Inc.; First Insurance Company of Hawaii, Ltd.; Grace Pacific Corporation; Maui Land & Pineapple Company, Inc.; Pacific Guardian Life Insurance Co., Ltd.; and Servco Pacific, Inc.

“Walter has played a key role in counseling the board for the past three years and we are thrilled that he has agreed to expand his role with the company,” said Mr. Attwood.

“I look forward to increasing my level of involvement at Hawaiian Telcom,” said Mr. Dods, “and welcome the opportunity to work with Eric to grow the business so that Hawaiian Telcom remains the state’s premier telecommunications company.”

Mr. Attwood added, “We thank Dan Akerson for his dedicated service to Hawaiian Telcom for the past three years.”

The company also announced that Robert F. Reich, interim Chief Financial Officer for the company, has been named Hawaiian Telcom’s Chief Financial Officer.  “Bob has done a tremendous job guiding the financial organization for the past two months and we are delighted that he will assume this leadership role on a permanent basis,” said Mr. Attwood.

Mr. Reich joined the company in April 2007 as Vice President and Controller.  Prior to joining Hawaiian Telcom, Mr. Reich was Vice President, Controller and Treasurer for McLeodUSA, a facilities-based competitive local exchange carrier in the Western and Midwestern United States.

Hawaiian Telcom also announced that Alan M. Oshima, currently the company’s general counsel, will become a Senior Advisor to the company and join the Board.  “Alan’s contributions to HT over the past three years have been remarkable.  We are delighted that Alan has agreed to continue his tenure with the company as a Senior Advisor and member of the Board,” said Mr. Attwood.

Hawaiian Telcom today also announced that Mr. Attwood has been named a Vice Chairman of the Board and Chairman of the Executive Committee.  Stephen C. Gray retains his role as a Vice Chairman of the Board.

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About Hawaiian Telcom

Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, high-speed Internet and wireless services.